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Frontier Airlines Reports August Operating Profit of $10.2 Million

Company to Emerge from Bankruptcy on Oct. 1

DENVER (Sept. 25, 2009) –– Frontier Airlines Holdings, Inc. (OTC Bulletin Board: FRNTQ) today reported an operating profit of $10.2 million for the month of August. The Company also reported a net loss of $2.0 million, due to expenses associated with its bankruptcy case. The results were filed in the Company’s unaudited Monthly Operating Report for August 2009.

Frontier reported a consolidated operating profit of $10.2 million for the month of August 2009, compared to an operating income of $3.3 million for the same period in 2008, and a total consolidated net loss of $2.0 million compared to a net loss of $5.6 million for August 2008. Excluding special items, the Company would have reported net income of $10.2 million, or a net margin of 10.0 percent, in August 2009, compared to net income of $1.2 million, or a margin of 0.9 percent, in 2008. Excluding special items, the operating profit for the month was $11.9 million versus an operating profit of $3.4 million in August 2008.

Special items for the month of August 2009 included $10.5 million of reorganization expense, compared to $6.5 million in August 2008.

Operational results for the month of August 2009 included:
▪	A 13.0 percent year-over-year mainline capacity reduction
▪	Mainline unit cost excluding fuel (CASM ex-fuel) was 5.81 cents, an increase of 8.4% over August 2008
▪	Mainline total unit cost (CASM) was 8.96 cents, a 16.3 percent reduction from the same period in 2008
▪	Mainline passenger revenue (PRASM) was 9.31 cents, a reduction of 12.6% from the previous year
▪	Mainline total unit revenue (RASM) was 10.17 cents, an 8.2% reduction compared to August 2008

“It is impressive that, even with more than $10 million in expenses related to our bankruptcy case, double-digit reduction in revenue due to the continuing weak economy and constant competitive pressure, we still managed a $10 million operating profit in August,” said Frontier President and CEO Sean Menke. “This and our financial performance over the past 10 months is validation of our laser focus on cost, our continuing revenue development efforts and our constant attention to providing the highest levels of service to our loyal customers.”

Frontier expects to emerge from bankruptcy on Oct. 1 as a wholly-owned subsidiary of Republic Airways Holdings, Inc. (NASDAQ: RJET)

Companies in Chapter 11 bankruptcy protection are required to file monthly operating reports to the U.S. Trustee in addition to quarterly reports filed with the U.S. Securities and Exchange Commission.

A copy of the Monthly Operating Report is available at:
FrontierAirlines.com/frontier/who-we-are/investor-relations/annual-reports-sec-filings.do

About Frontier Airlines Holdings, Inc.

Frontier Airlines Holdings, Inc. is the parent company of Denver-based Frontier Airlines. Currently in its 16th year of operations, Frontier Airlines is the second-largest jet service carrier at Denver International Airport, employing approximately 5,000 aviation professionals. Frontier Airlines' mainline operation is made up of one of the youngest Airbus fleets in North America offering 24 channels of DIRECTV® service in every seatback along with a comfortable all-coach configuration. In conjunction with a fleet of Bombardier Q400 aircraft operated by Lynx Aviation (a subsidiary of Frontier Airlines Holdings, Inc.), Frontier offers routes to more than 50 destinations in the U.S., Mexico and Costa Rica. In addition, Frontier and Midwest Airlines have a codeshare partnership that allows passengers of both airlines access to 70 destinations in the U.S., Mexico and Costa Rica. Republic Airways Holdings, Inc. (NASDAQ: RJET) expects to close on its purchase of Frontier Airlines on or before Oct. 1, 2009, after which Frontier will become a subsidiary of Republic, alongside Midwest Airlines and Republic’s other wholly-owned subsidiaries.

For more in-depth information on Frontier Airlines and to book tickets, please visit its Web site at FrontierAirlines.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Statements contained in this press release that are not historical facts August be forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could result in actual results differing materially from expected results and represent the Company's expectations and beliefs concerning future events based on information available to the Company as of the date of this press release. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that August arise after the date of this press release. Additional information regarding risk factors that August affect future performance at the Company are contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2009.

SOURCE: Frontier Airlines Holdings, Inc.
Web site: FrontierAirlines.com

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